AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS

Coral Gables, FL — August 8, 2005 — Avatar Holdings Inc. today reported net income of $23,559,000 ($2.39 per share, diluted) on revenues of $199,185,000 for the six months ended June 30, 2005, compared to net income of $18,155,000 ($1.87 per share, diluted) on revenues of $165,319,000 for the six months ended June 30, 2004.

For the three months ended June 30, 2005, Avatar reported net income of $9,389,000 ($0.96 per share, diluted) on revenues of $107,758,000, compared to net income of $9,771,000 ($0.99 per share, diluted) on revenues of $88,032,000 for the same period in 2004.

The following table summarizes Avatar’s homebuilding operations for the six months ended June 30, 2005, 2004 and 2003.

Closings	2005	2004	2003
Number of Units	763	738	516

Aggregate Dollar Volume	$179,885,000	$152,718,000	$94,291,000

Average Price Per Unit	$235,760	$206,935	$182,734

Contracts Signed, net of cancellations

Number of Units	1,117	1,256	810

Aggregate Dollar Volume	$324,950,000	$298,628,000	$162,570,000

Average Price Per Unit	$290,913	$237,761	$200,704

Backlog

Number of Units	2,542	1,896	1,107

Aggregate Dollar Volume	$669,842,000	$437,677,000	$234,664,000

Average Price Per Unit	$263,509	$230,842	$211,962

The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar has a 50% equity interest.

Avatar reports that the number of contracts signed as well as closings for the three months ended June 30, 2005 were adversely affected by several factors: near-record rainfall in Central Florida during June 2005 delayed land development activities and delayed the start of construction of new homes under contract because of saturated land conditions; the establishment of sales policies intended to reduce the current backlog; and programs instituted to discourage the purchase of homes in its active adult community by speculators.

At Harbor Islands, one unit remains for sale, and two units are in backlog. It is anticipated that Harbor Islands will be completed during 2005.

The Ocean Palms joint venture has sold out the 240 units at an aggregate sales volume of approximately $203,717,000. Results of operations include recognition under the percentage of completion method of accounting for Avatar’s equity interest in the unconsolidated joint venture. Avatar’s proportionate share of pre-tax equity earnings was $12,357,000 for the first six months of 2005, compared to $5,984,000 for the first six months of 2004. It is anticipated that closings will commence in late-fourth-quarter 2005.

During the second quarter of 2005, Avatar entered into a letter of intent for the sale of the stock of Rio Rico Utilities, Inc., its water and wastewater utilities operations in Rio Rico, Arizona. Based on the intent to sell Rio Rico Utilities, Avatar recorded an estimated loss on disposal of $1,683,000 for the six and three months ended June 30, 2005, and reclassified Rio Rico Utilities as a discontinued operation. Discontinued operations for 2004 also reflect the June 1, 2004 sale of Avatar’s cable television operations in Poinciana, Florida, and the February 2004 sale of the Harbor Islands marina in Hollywood, Florida.

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2004.

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SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 2005, AND 2004*
(Unaudited – Dollars in Thousands except per share data)

			Six Months		Three Months
			2005	2004		20052004
Revenues	$		199,185	$165,319	$107,758$		88,032
Income from continuing operations before income taxes			$34,660	$21,642		$15,104$	11,351
Income from continuing operations after income taxes			$24,362	$14,101		$10,303$	7,488
Income (loss) from discontinued operations (including loss on disposal in 2005 and gain on disposal in 2004)		($	803)	$4,054	($	914)$	2,283
Net income			$23,559	$18,155		$9,389	$9,771
Basic EPS:
Income from continuing operations after income tax			$3.02	$1.60		$1.28$	0.90
Income (loss) from discontinued operations		(	0.10)	0.46	(	0.11)	0.28

Net income			$2.92	$2.06		$1.17$	1.18
Diluted EPS:
Income from continuing operations after income tax			$2.46	$1.47		$1.05$	0.78
Income (loss) from discontinued operations		(	0.07)	0.40	(	0.09)	0.21

Net income			$2.39	$1.87		$0.96$	0.99
Selected Balance Sheet Data

	June 30, 2005				December 31, 2004

Cash and cash equivalents			$9,060			$28,190
Total assets	$		589,036			$508,114
Total stockholders’ equity	$		271,313			$246,235
Book value per share			$33.67			$30.56

*Results for 2004 have been reclassified to conform with 2005 presentation.